Unity Wireless

Technology & Innovation to Power a Wireless World!

FOR IMMEDIATE RELEASE

Unity Wireless Appoints Three New Directors

BURNABY, BC – August 23, 2006 - Unity Wireless Corporation (OTCBB: UTYW), a supplier of wireless systems and coverage-enhancement solutions, today announced the appointment of three new members to its board of directors.  Joining the board are David Goldschmidt, Ran Shahor and Amir Gal-Or, each having previously served on the board of recently acquired Celletra Ltd.  The new directors were appointed under the terms of the acquisition of Celletra.

“We are pleased to welcome these seasoned directors to our board,” commented Ken Maddison, Unity Wireless’ audit committee chairman and board member.  “Having previously served on the board of Celletra, they are very familiar with our industry, its trends and what is required to be successful in today’s competitive market.  We believe Messer’s. Goldschmidt, Shahor, and Gal-Or will make positive contributions to our board by providing the support, guidance and wisdom gained in their professional careers.”

Mr. David Goldschmidt is Chief Executive Officer of Mofet Israel Technology Fund, a publicly-traded Israel-based venture capital fund.  Prior to joining Mofet in 2001 as Managing Partner, Mr. Goldschmidt served as Vice President for ADC Telecommunications (Israel), a global supplier of broadband equipment and solutions for communications providers.  In his previous position, Mr. Goldschmidt managed the Business Development group for Teledata Communications Ltd. which was later acquired by ADC.  Prior to joining Teledata in 1992, Mr. Goldschmidt served for more than eight years in the Israel Defense Force (IDF), specializing in the field of data collection and analysis.  Mr. Goldschmidt holds a B.Sc. in Physics & Mathematics, and an M.Sc in Solid State Physics from the Tel Aviv University, Israel.

Mr. Ran Shahor is a Managing Partner of Star Ventures, an Israel-based venture capital firm.  Prior to joining Star Ventures, Mr. Shahor served for 25 years in the IDF where he held the rank of Brigadier General in the Intelligence Corps.  During the last 5 years in this position, Mr. Shahor was in charge of a technology unit which was responsible for managing a substantial portion of the R&D activities conducted by the IDF.  Prior to this, Mr. Shahor served as the Military Secretary for Israel's Defense Minister.  Mr. Shahor holds a Law Degree from the Tel Aviv University Law School and an Executive MBA from Tel Aviv University's Recanati Business School.  Mr. Shahor also sits on the boards of Ezchip Technologies Ltd. and Wavion Ltd.

Mr. Gal-Or is a Managing Partner of Infinity Venture Capital, an Israel-based venture capital firm.  Prior to joining Infinity Venture Capital, Mr. Gal-Or was CEO of MATI High Tech Group/MATI Raanana, and was the Chairman of the Board for the nationwide Israeli Business Development Center (BDC) network.  Prior to MATI, Mr. Gal-Or founded and sold two high-tech startup companies.  Mr. Gal-Or holds an MBA from Tel Aviv University and a BA in Economics and Business Administration, and graduated from a Harvard University program in venture capital and private equity investments.  He also serves as a director or observer of the boards of Shellcase, Proneuron, and Beepcard.

“On behalf of the incoming directors and as the former Chairman of Celletra, I wish to express our excitement and desire to help the team at Unity Wireless to achieve their goal of taking a significant position in the vacancy created in the wireless market,” said Mr. Goldschmidt.  “Unity Wireless, in our eyes, appears to be in a very good position to grow and we are proud to be a part of the team making it happen.”

About Unity Wireless

Unity Wireless is a supplier of wireless systems and coverage-enhancement solutions for wireless communications networks. For more information about Unity Wireless, visit www.unitywireless.com

Forward Looking Statements

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The words "believe," "expect," “feel,” "plan," "anticipate," “project,” “could,” “should” and other similar expressions generally identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.  These forward-looking statements are subject to a number of risks and uncertainties including, without limitation, inability to complete any proposed transactions, inability to raise the funds necessary for the continued operations of the Company and its acquisitions, changes in external market factors, and other risks and uncertainties indicated in the Company's most recent SEC filing on form SB-2.  Actual results could differ materially from the results referred to in the forward-looking statements.

Investor Contact:

James Carbonara, The Investor Relations Group, (212) 825-3210

Mike Mulshine, Osprey Partners, (732) 292-0982, osprey57@optonline.net